Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 22, 2021	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its First Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2021 cash distribution. The distribution of $0.303441 per common unit represents activity for the three-month period ended March 31, 2021 and is payable on May 13, 2021 to common unitholders of record as of May 3, 2021.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $10.8 million. Approximately 81% of these receipts reflect oil sales during December 2020 through February 2021 and gas sales during November 2020 through January 2021, and approximately 19% from prior sales periods. Cash Receipts attributable to the Partnership’s Net Profits Interests during the first quarter totaled approximately $1.8 million. Approximately 72% of these receipts reflect oil sales and gas sales during November 2020 through January 2021, and approximately 28% from prior sales periods.

Cash receipts attributable to lease bonus and other income during the first quarter totaled approximately $0.7 million.

The Annual Meeting of Limited Partners of Dorchester Minerals, L.P. will be held virtually at 2 p.m. Central time on Wednesday, May 19, 2021. Unitholders of record at the close of business on March 25, 2021 will be able to access the 2021 Annual Meeting webcast at www.virtualshareholdermeeting.com/DMLP2021. Unitholders who attend the virtual meeting with their 16-digit control number as identified on their proxy card or their voting instruction form, will have the same rights and opportunities to participate as they would at an in-person meeting. Unitholders issued a voting instruction form that does not contain a 16-digit control number will still be able to attend the 2021 Annual Meeting as a “guest” and listen to the proceedings but must contact their brokerage firm, bank, or other financial institution for instructions on how to vote at the 2021 Annual Meeting. All Unitholders may continue to cast their votes for the 2021 Annual Meeting at www.proxyvote.com until 11:59 p.m. Eastern Time the day before the meeting date and in accordance with the instructions in the Partnership’s proxy materials. Registered Unitholders may also submit questions for the 2021 Annual Meeting at annualmeeting@dmlp.net until 11:59 p.m. Eastern Time five days prior to the date of the 2021 Annual Meeting.

To access the Partnership’s Notice of Annual Meeting of Limited Partners, as filed with the Securities in Exchange Commission on the date hereof, and Proxy Statement, as filed with the Securities and Exchange Commission on February 25, 2021, please visit the Partnership’s website at www.dmlp.net under the Annual Meeting Presentations and Proxy Material heading.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 26 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.